Exhibit 3.2

Amendment No. 1 to the

Trust Agreement of

21Shares Core Solana ETF

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of August 29, 2025, by and between 21Shares US LLC, as Depositor of the 21Shares Core Solana ETF (the “Trust”), and CSC DELAWARE TRUST COMPANY, as trustee of the Trust, to amend that certain Trust Agreement, dated March 22, 2024, by and between the Depositor and the Trustee (the “Trust Agreement”).

The Trustee and the Depositor agree to amend the Trust Agreement pursuant to this Amendment as follows:

1.	The name of the Trust, as specified in paragraph 1 of the Trust Agreement, shall be amended to “21Shares Solana ETF.”

The parties further agree that all other terms of the Trust Agreement shall remain in full force and effect. Capitalized terms used herein shall have the meaning prescribed to them in the Trust Agreement.

[Signature page to the Amendment No. 1 to the Trust Agreement follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 1 to the Trust Agreement as of the day and year first above written.

CSC DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Ophelia Snyder
	Name:	Ophelia Snyder
	Title:	President

21Shares US LLC, as Depositor of 21Shares Solana ETF

By:	/s/ Duncan Moir
	Name:	Duncan Moir
	Title:	President